Exhibit 99.1
Vital Living Announces Third Quarter Results
Revenue Increases 47%
Company Substantially Improves Adjusted EBITDA
PHOENIX, November 3, 2005 — Vital Living, Inc. (OTCBB: VTLV) announced today that revenue in the third quarter ended September 30, 2005 rose 47% to $1,560,000 from $1,061,000 in the comparable quarter last year. The company’s net loss in the third quarter this year narrowed 99.5% to $11,000, or $0.00 per basic and diluted share, versus a net loss in the third quarter of 2004 of $2,119,000, or $0.03 per basic and diluted share.
Gross profit from continuing operations climbed approximately 70% to $853,000 from $503,000. Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA), which excludes the effects of the re-pricing of the variable stock-based awards, totaled $718,000 in the third quarter compared with a loss of $120,000 in the comparable quarter a year ago.
Stuart A. Benson, Chief Executive Officer of the company, said, “Our substantially improved financial results are due to our corporate turnaround, which was formally initiated approximately one year ago. Our Adjusted EBITDA climbed for the third consecutive quarter as we reduced operating expenses by nearly 60% and expanded the distribution of our proprietary, professional grade nutritional supplements and nutraceutical products to licensed dispensing healthcare practitioners.
“The company’s ability to execute successfully its business plan by focusing on its core competencies led to a dramatic improvement in the bottom line, as we approached breakeven in the third quarter. Going forward, we expect to build on our new, solid operating platform and continue to report positive comparative results for the current fourth quarter.”
For the nine months ended September 30, 2005, revenue increased 59% to $4,330,000 from $2,716,000 in the comparable period last year. Net loss in the 2005 nine-month period was $1,161,000 versus $21,674,000, which included an intangible asset impairment charge of $11,272,000, in the comparable period last year. Net loss per share was $0.01 compared with a loss of $0.30 in the year-earlier period.
Gross profit rose 63% to $2,271,000 in the first nine months of 2005 from $1,395,000 in the corresponding period a year ago. Adjusted EBITDA was $1,000,000 versus a loss of $5,769,000 in the comparable period last year.
Gregg A. Linn, Chief Operating Officer and Chief Financial Officer of the company, said, “Our strong revenue growth in the first nine months of 2005 resulted primarily from increased sales of our core product, GreensFirstTM, combined with the positive momentum achieved in our extended Doctors For NutritionTM brand, which includes our Dream ProteinTM and RedAlertTM products introduced earlier this year. Our sales and marketing focus has generated a positive response in key target markets, and we are beginning to realize the full financial impact of our cost containment program. As we continue to expand our regional distributor base, our customers are also benefiting from the introduction of our proprietary program, VITAL ASSURETM. Under the direction of Dr.

Yadu Moharir, this new program was recently introduced to more efficiently ensure the quality and effectiveness of our all-natural products as we continue to grow our business.”
About Vital Living, Inc.
Headquartered in Phoenix, Vital Living develops nutritional and nutraceutical products which are marketed for distribution through physicians and licensed or certified healthcare professionals. Vital Living develops and tests its products in collaboration with leading medical experts in the nutritional and nutraceutical fields and have designed them to be incorporated by healthcare practitioners into integrative medical, wellness, and complementary medical protocols.
Vital Living is developing unique, safe and naturally derived nutritional products, utilizing advanced nutraceutical and drug-delivery technologies, including the Geomatrixa technology through its affiliation with SkyePharma PLC. The Geomatrixa technology has been provided exclusively for Vital Living’s pharmaceutical development in China, and the development of nutraceuticals on a global basis. For more information on the company, please visit http://www.vitalliving.com.
Except for any historical information, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this press release include the Company’s ability to improve operating results and net cash flow, the success of the Company’s cost-cutting efforts and corporate restructuring initiatives, the Company’s ability to position itself for future growth, the strength of the Company’s products and operating platform, the success of the Company’s sales and marketing efforts, the ability of the Company’s management, and the Company’s future performance, including the ability of the Company to achieve profitability in the fourth quarter of 2005. These forward-looking statements involve risks and uncertainties, including activities, events or developments that the company expects, believes or anticipates will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including the ability of the Company to manage the development of the three pharmaceutical products, regulatory approval of the pharmaceutical products, and the ultimate success of the products. Such statements are subject to a number of assumptions, risks and uncertainties which are set forth under “risk factors” in our Form 10-KSB for the year ended December 31, 2004. Readers are cautioned that such statements are not guarantees of future performance and those actual results or developments may differ materially from those set forth in the forward-looking statements. The company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information or otherwise.
Additionally, the table set forth below presents the GAAP financial measure most directly comparable with Adjusted EBITDA together with a reconciliation of Adjusted EBITDA to Net Loss Available to Common Stockholders, which we believe to be the most directly comparable GAAP financial measure.
EBITDA or Earnings before Interest, Taxes, Depreciation and Amortization, and excluding Equity in Earnings of Affiliate (Adjusted EBITDA) is presented because management believes it is useful in evaluating Vital Living’s operating performance, as this calculation eliminates the warrant re-pricing, which may vary for reasons unrelated to overall operating performance. Adjusted EBITDA is not a financial measure determined by generally accepted accounting principles and should not be considered as an alternative to net loss as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes. A reconciliation of net loss to Adjusted EBITDA is as follows:

	3 Months Ended		9 Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net Loss	($11,000)	($2,119,000)	($1,161,000)	($21,674,000)

Interest	175,000	508,000	818,000	1,631,000
Amortization of intangibles	607,000	1,217,000	1,823,000	3,650,000
Amortization of stock and options issued for services.	42,000	280,000	99,000	567,000
Depreciation	5,000	7,000	19,000	30,000
Impairment of intangible assets	—	—	—	11,272,000

Total	829,000	2,012,000	2,759,000	17,150,000

EBITDA	818,000	-107,000	1,598,000	-4,524,000

Option Re-pricing	-100,000	-13,000	-598,000	-1,245,000

Adjusted EBITDA	$718,000	($120,000)	$1,000,000	($5,769,000)

VITAL LIVING, INC.
Consolidated Balance Sheets

	September 30,	December 31,
	2005	2004
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$131,000	$466,000
Accounts receivable, trade; net of allowance for doubtful accounts of $56,000 and $37,000, respectively	952,000	446,000
Accounts receivable, related parties
Inventory, net of reserve of $360,000 and $379,000, respectively	57,000	141,000
Marketable securities	173,000	173,000
Prepaid expenses and other current assets	56,000	71,000

Total current assets	1,369,000	1,297,000

Other assets:
Deferred debt issuance costs, net of accumulated amortization of $599,000 and $450,000, respectively.	617,000	766,000
Property and equipment, net	34,000	70,000
Goodwill	3,296,000	3,226,000
License agreement — GEOMATRIX®, net	18,963,000	20,784,000
Other intangible assets, net	14,000	15,000
Other non-current assets	29,000	13,000

Total other assets	22,953,000	24,874,000

Total assets	$24,322,000	$26,171,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, trade	$1,241,000	$1,981,000
Accrued and other current liabilities	1,415,000	1,728,000
Current note payable	401,000	401,000

Total current liabilities	3,057,000	4,110,000

Long-term debt, net of unamortized debt discount of $1,730,000 and $2,140,000, respectively.	2,556,000	2,146,000

Total liabilities	5,613,000	6,256,000

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.001 par value, 50,000,000 shares authorized:
Preferred stock — Series C, $0.001 par value, 3,000,000 shares authorized; 0 and 500,000 shares issued and outstanding, respectively	—	—
Preferred stock — Series D, $0.001 par value, 1,000,000 shares authorized; 1,000,000 and 1,000,000 shares issued and outstanding, respectively	1,000	1,000
Common stock, $0.001 par value, 150,000,000 shares authorized; 105,754,000 and 98,592,000 shares issued and outstanding, respectively	106,000	99,000
Additional paid-in capital	87,708,000	87,037,000
Stock, options, and warrants — unamortized	(687,000)	(214,000)
Treasury stock, 424,000 shares at cost	(72,000)	(72,000)
Accumulated other comprehensive loss	(946,000)	(946,000)
Accumulated deficit	(67,401,000)	(65,990,000)

Total stockholders’ equity	18,709,000	19,915,000

Total liabilities and stockholders’ equity	$24,322,000	$26,171,000

VITAL LIVING, INC.
Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$1,560,000	$1,061,000	$4,330,000	$2,716,000
Cost of goods sold	707,000	558,000	2,059,000	1,321,000

Gross profit	853,000	503,000	2,271,000	1,395,000

Administrative expenses
Salaries and benefits	54,000	201,000	97,000	882,000
Professional and consulting fees	168,000	536,000	544,000	1,242,000
Selling, general and administrative	271,000	482,000	497,000	1,318,000
Research and development	15,000	283,000	65,000	887,000
Depreciation and amortization	612,000	1,224,000	1,842,000	3,682,000
Impairment of goodwill and intangible assets	—	—	—	11,272,000

Total administrative expenses	1,120,000	2,726,000	3,045,000	19,283,000

Net loss from operations	(267,000)	(2,223,000)	(774,000)	(17,888,000)
Other income (net)
Other income (expense)	431,000	11,000	431,000	11,000
Interest expense (net)	(175,000)	(508,000)	(818,000)	(1,631,000)

Net loss before discontinued operations	(11,000)	(2,720,000)	(1,161,000)	(19,508,000)
Discontinued operations
Loss from discontinued operations		(62,000)		(2,829,000)
Gain on disposal of operations	—	663,000	—	663,000

Net loss	(11,000)	(2,119,000)	(1,161,000)	(21,674,000)

Preferred stock dividend		—	(125,000)	(250,000)
Deemed dividend associated with beneficial conversion of preferred stock	—	—	—	(127,000)

Net loss available to common stockholders	$(11,000)	$(2,119,000)	$(1,286,000)	$(22,051,000)

Basic and diluted loss per share before discontinued operations	$—	$(0.04)	$(0.01)	$(0.31)
Gain from discontinued operations	$—	$0.01	$—	$0.01
Preferred stock dividend	$—	$—	$—	$—
Deemed dividend associated with beneficial conversion of preferred stock	$—	$—	$—	$—

Basic and diluted loss per share available to common stockholders	$—	$(0.03)	$(0.01)	$(0.30)

Weighted average basic and diluted common stock outstanding	104,037,000	67,619,000	101,345,000	63,115,000